Exhibit B

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	EPIZYME, INC., a Delaware corporation (the “Company”)

Number of Shares:	2,500,000, subject to adjustment in accordance with Article 2 below

Class of Stock:	Common Stock of the Company, par value $0.0001 per share (the “Common Stock”)

Warrant Price:	$20.00 per share

Issue Date:	November 6, 2019

Expiration Date:	The 3rd anniversary of the Issue Date

Purchase Agreement:	This Warrant is issued in connection with the Purchase Agreement, dated as of November 4, 2019, by and between the Company and RPI Finance Trust (as amended from time to time, the “Purchase Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, including, without limitation, the mutual promises contained in the Purchase Agreement, RPI Finance Trust (“Royalty Pharma,” together with any registered holder from time to time of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of Common Stock (the “Shares”) at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant in whole or in part by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. The Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, and delivering a duly executed Notice of Exercise in substantially the form attached as Appendix I, to the principal office of the Company (such date, the “Cashless Exercise Date”). In the event of an exercise pursuant to this Section 1.2, the number of Shares issued to the Holder shall be determined according to the following formula:

X = Y(A-B)
A

Where: X =	the number of Shares that shall be issued to the Holder;

Y =	the number of Shares for which this Warrant is being exercised (which shall include both the number of Shares issued to the Holder and the number of Shares subject to the portion of the Warrant being cancelled in payment of the Warrant Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and

B =	the Warrant Price then in effect.

The Fair Market Value per share of Common Stock shall be determined as follows:

(1) If the Common Stock is listed on a national securities exchange, the Fair Market Value shall be deemed to be the closing price per share of Common Stock on the Nasdaq Global Select Market or another nationally recognized trading system as of the Business Day immediately preceding the Cashless Exercise Date. For the purpose of this Warrant, “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

(2) If the Common Stock is not listed on a national securities exchange, the Fair Market Value shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Holder of the Fair Market Value per share of Common Stock and furnish the Holder with reasonable documentation of the Board’s determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Cashless Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1.2 shall be delayed until such determination is made and notice thereof is provided to the Holder.

1.3 Delivery of Shares and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder (a) the acquired Shares in book-entry form and (b) upon surrender of this Warrant, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant exercisable for the number of shares of Common Stock remaining available for purchase under this Warrant.

1.4 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5 Treatment of Warrant Upon Acquisition of Company.

1.5.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means (i) any sale, license, or other disposition of all or substantially all of the assets of the Company, or (ii) any reorganization, consolidation, merger or other business combination (either in one transaction or a series of related transactions) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

1.5.2 Treatment of Warrant at Acquisition.

(a) Holder agrees that, in the event of an Acquisition under Section 1.5.1(ii) and in which the consideration is cash, Marketable Securities (as defined below), or a combination thereof, upon the written request of the Company, either (i) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) Business Days prior to the closing of the proposed Acquisition.

(b) Holder agrees that, in the event of an Acquisition under Section 1.5.1(i) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), upon the written request of the Company, either (i) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will continue in full force and effect. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) Business Days prior to the closing of the proposed Acquisition.

(c) Upon the closing of any Acquisition other than those particularly described in subsections (a) and (b) above, the successor entity shall assume this Warrant, and shall succeed to, and be substituted for (so that from and after the date of such Acquisition, the provisions of this Warrant referring to the “Company” shall refer instead to the successor entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such successor entity had been named as the Company herein. Upon the closing of such an Acquisition in which the Common Stock is converted into or exchanged for securities, cash or other property, this Warrant shall be exercisable for, in lieu of the Shares, the kind and amount of securities, cash, and property the Holder would have been entitled to receive pursuant to such Acquisition if such Holder had executed this Warrant immediately prior to such Acquisition. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon exercise of this Warrant.

(d) As used herein (x) “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the Common Stock, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable; and (y) “Marketable Securities” shall mean securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market; (iii) Holder would not be restricted by contract or by applicable federal or state securities laws from publicly re-selling, within six (6) months following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to convert this Warrant pursuant to Section 1.2 above in full on or prior to the closing of such Acquisition; and (iv) the issuer has a market capitalization, as of the date immediately prior to and on the closing of such Acquisition of at least $1,000,000,000.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Common Stock payable in shares of Common Stock, or other securities of the Company, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the shares of Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased. Any adjustment made pursuant to the first sentence of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend, and any adjustment pursuant to the second and third sentences of this paragraph shall become effective immediately after the effective date of such subdivision, combination or reclassification.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any changes in the Common Stock by reason of recapitalizations, reclassifications, exchanges, substitutions, combinations, reorganizations, liquidations or similar transactions, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than in connection with an Acquisition), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or other organizational documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issuance, or sale of its securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section against impairment.

2.4 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.5 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants and covenants to Holder as follows: All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and restrictions on transfer except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of any of its stock; (c) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder: (1) at least 10 Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) above; and (2) in the case of the matters referred to in (b) and (c) above at least 10 Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event). In addition, the Company shall give Holder notice within one Business Day of receipt by the Company of a delisting determination letter from the national securities exchange on which the Company’s Common Stock is then traded. Notwithstanding the foregoing, the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

3.4 No Shareholder Rights. Except as provided in this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. The Holder has received or has had full access to all the information about the Company it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had a full opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3 Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.5 The Securities Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1 Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any “affiliate” (as such term is defined in Regulation D promulgated under the Securities Act) of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. Royalty Pharma (and any Royalty Pharma Affiliate to which all or part of this Warrant is transferred pursuant to this Section 5.4) may transfer all or part of this Warrant to one or more of its affiliates subject to compliance, and in accordance, with Section 5.3 (each, a “Royalty Pharma Affiliate”) by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Section 5.3, any Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, (i) such transferee agrees in writing to be bound by the terms of this Warrant (ii) Royalty Pharma, the Royalty Pharma Affiliate(s) or any subsequent Holder will give the Company written notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and (iii) the transferor will surrender this Warrant to the Company for reissuance to the transferee(s) (and the transferor if applicable).

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Section 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

RPI Finance Trust

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001

Attention: Corporate Trust Administration

Facsimile: (302) 636-4140

with a copy to:

RP Management, LLC

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: George Lloyd

E-mail: glloyd@royaltypharma.com

Facsimile: (212) 883-2280

with another copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Arthur R. McGivern

E-mail: amcgivern@goodwinlaw.com

Facsimile: (617) 523-1231

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Epizyme, Inc.

400 Technology Square, Cambridge, MA 02139

Robert Bazemore

Attention:     Chief Executive Officer

Telephone:   (617) 229-5872

Facsimile:    (617) 349-0707

E-mail:         rbazemore@epizyme.com

with a copy to:

WilmerHale

60 State Street

Boston, MA 02109

Attn: Stuart Falber

Telephone: (617) 526-6000

Facsimile: (617) 526-5000

Email: stuart.falber@wilmerhale.com

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.2 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver in book-entry form the Shares (or such other securities) issued upon such conversion to the Holder.

5.9 Trustee Capacity of Wilmington Trust Company. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Warrant is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust deed of Royalty Pharma, (ii) each of the representations, undertakings and agreements herein made on the part of Royalty Pharma is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only Royalty Pharma and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of Royalty Pharma or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Royalty Pharma under this Warrant or any related documents.

5.10 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.11 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Balance of Page Intentionally Left Blank]

COMPANY: EPIZYME, INC.

By:	/s/ Robert B. Bazemore
Name: Robert B. Bazemore
Title: Chief Executive Officer

HOLDER: RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Cynthia L. Major
Name: Cynthia L. Major
Title: Officer

APPENDIX 1

NOTICE OF EXERCISE

Holder elects to purchase                 shares of the common stock of Epizyme, Inc., par value $0.0001 per share (the “Common Stock”), pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

Holder elects to convert the attached Warrant into shares of Common Stock in the manner specified in the Warrant. This conversion is exercised for                 of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

Please issue in book-entry form the shares of Common Stock in the name specified below:

Holders Name

(Address)

By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:
Name:
Title:
(Date):

APPENDIX 2

ASSIGNMENT

For value received, Holder hereby sells, assigns and transfers unto

[Name:	[ROYALTY PHARMA TRANSFEREE]
Address:
Tax ID:		]

that certain Warrant to Purchase Stock issued by Epizyme, Inc. (the “Company”), on [___], 2019 (the “Warrant”) together with all rights, title and interest therein.

HOLDER:

By:

Name:
Title:
Date:

By its execution below, and for the benefit of the Company, [ROYALTY PHARMA TRANSFEREE] makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[ROYALTY PHARMA TRANSFEREE]

By:

Name:
Title: